Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement (No. 333-248954) on Form S-1 and the Registration Statements (No. 333-251796 and No. 333-249796) on Form S-8 of Utz Brands, Inc. of our report dated February 23, 2021, relating to the consolidated financial statements of Truco Holdco Inc. and its subsidiaries, appearing in the Current Report on Form 8-K/A.

/s/ RSM US LLP

Dallas, Texas

February 23, 2021